Exhibit 99.1

For Immediate Release

01-07-2008

SendTec Announces Agreement in Principle to Recapitalize Bondholders to Exchange Secured Debt for Equity

ST. PETERSBURG, Fla.—(BUSINESS WIRE)—SendTec, Inc. (OTCBB:SNDN), a Multichannel Customer Acquisition Direct Marketing Agency, today announced that it has reached a non-binding agreement in principle to exchange all of its Senior Secured Convertible Debentures, due March 31, 2008 with an outstanding principal amount of approximately $32.7 million, for shares of a newly created Series B Preferred Stock. The exchange is expected to occur in two separate transactions. At the first closing, $18,360,000 of the debt will exchange into preferred stock convertible into approximately 108 million shares of the Company’s common stock. The remaining $14,370,000 of Senior Secured Convertible Debentures will be exchanged for Series B Preferred Stock at a subsequent closing conditioned upon, among other things, a proxy vote to increase the number of authorized common shares of the Company and completion of a financing with minimum aggregate gross proceeds to the Company of $5 million. In the event the Company does not secure the necessary minimum capital by the second closing, only $3,370,000 of the remaining $14,370,000 of Senior Secured Convertible Debentures will be exchanged for Series B Preferred Stock at such closing. The residual $11.0 million shall remain outstanding as three-year convertible debt with no coupon; provided, however, that the new debt shall automatically convert into Series B Preferred if the Company raises minimum aggregate gross proceeds of $5 million any time within one year of the date of the second closing.

The first closing is expected to occur within thirty days. The second closing is subject to, among other things, shareholder approval to increase the number of authorized shares of Common Stock to 500,000,000. As part of this restructuring, interest due on the Debentures as of November 16, 2007, will be paid at the time of the first closing. Provided the second closing occurs, no additional interest will be paid on the Senior Secured Convertible Debentures after November 16, 2007.

As part of the restructuring, the management team led by Paul Soltoff, SendTec’s Chairman and Chief Executive Officer, has agreed to invest $900,000 into the Company to purchase Common Stock at $0.12 per share at the time of the first close.

The transactions contemplated herein are subject to a number of terms and conditions including the execution of legally binding definitive agreements by all parties. There can be no assurance that the recapitalization will be consummated. The above-described arrangement is non-binding upon the parties and accordingly, is subject to change.

Paul Soltoff Chairman and CEO stated: “After two mergers that left SendTec with liquidity problems, we believe this proposed recapitalization will enable SendTec to create long term value for all of its stakeholders while continuing its growth. We anticipate that the completion of this critical restructuring will provide SendTec with the necessary capital structure and resources to implement its strategic mission, using its unique capabilities, to become a major force in multichannel interactive direct marketing.”

Throughout this process, SendTec has continued to win major advertising clients. Most recently eDiets.com, the diet delivery company ranked #1 by epicurious.com, awarded SendTec its agency of record account. SendTec will be launching a multi-channel TV-driven consumer advertising campaign for the eDiets Meal Delivery Program starting in January 2008. Paul Soltoff, Chairman and CEO stated: “This is a major win with a market leader in an important and growing category.”

About SendTec, Inc.

SendTec is a leading customer acquisition ad agency with expertise in multi-channel integrated direct marketing, online and offline. The company builds and leverages technology as an integral part of growing its clients’ businesses. SendTec is headquartered in St. Petersburg, Florida, with an office in New York City and account representatives serving its clients across the US. For more information, go to www.sendtec.com.

Caution Concerning Forward-Looking Statements:

Safe Harbor Statement under the Private Securities Litigation reform Act of 1995: Forward-looking statements often are proceeded by words such as “believes”, “expects”, “may”, “anticipates”, “plans”, “intends”, “assumes”, “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, change in marketing services mix, adoption of new accounting and reporting methods to report on our various marketing services offerings, development of new products or services, the effectiveness, probability and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

In particular, there can be no assurance that the Company will enter into any definitive agreements with its debenture holders. Failure to do so would likely result in material adverse consequences for the Company.

Contacts

SendTec, Inc., St. Petersburg

Donald Gould Jr., 727-576-6630 x 140

Chief Financial Officer

http://www.SendTec.com